Exhibit 99.1

Ocean Power Technologies Announces Results for the
Fiscal First Quarter Ended July 31, 2014

Pennington, NJ – September 12, 2014 – Ocean Power Technologies, Inc. (Nasdaq: OPTT) (“OPT” or “the Company”) today announced financial results for its Fiscal 2015 first quarter ended July 31, 2014 (“fiscal 2015”).

David L. Keller, Interim Chief Executive of OPT stated, “Through the first quarter of Fiscal 2015, we concluded the termination of the Victoria Wave Partners project and made significant progress towards winding down the Reedsport, Oregon project as well. Concluding our obligations under these large scale contracts will significantly reduce our enterprise risk profile and allow us to focus our resources on our next generation designs. Our current improvements in advanced controls and our direct-drive Modular Power Take-Off (MPTO) technology are incorporated into our entire product portfolio in both autonomous and grid-connected applications. Significantly, our large scale devices, the PB40 and PB80, have been reduced in weight by about 1/3 from the prior generation PB150 design and are now better suited for both grid connected and standalone operation. The same technology advancements will be incorporated into our small APB-350 PowerBuoy and we anticipate that similar proportionate improvements in overall performance will be achieved allowing a broader application into new markets.”

In July 2014, Victorian Wave Partners Pty Ltd (“VWP”), an indirect consolidated subsidiary of Ocean Power Technologies, Inc. (the “Company”), tendered a notice (the “Termination Notice”) to the Australian Renewable Energy Agency (“ARENA”) of VWP’s intent to terminate the Renewable Energy Demonstration Program Funding Deed, dated as of September 9, 2010, entered into between VWP and the Commonwealth of Australia, as amended by a Deed of Variation dated January 9, 2014 ("the Funding Deed"). In August 2014, VWP repaid the funds previously received from ARENA with interest and finalized the termination of the Funding Deed. In addition, in August, the Company received formal authorization from the Federal Energy Regulatory Commission (FERC) to proceed with its decommissioning efforts for the Reedsport Project and has removed all anchoring and mooring equipment from the seabed off the coast of Oregon.

Mr. Keller continued, “We also announced the deferral of our WavePort deployment in the European Union into calendar 2015 due to a number of logistics factors such as the readiness of the proposed deployment site. While we were disappointed with the deferral of the deployment, we were also pleased to announce that additional funding for the deployment had been secured for the project.”

“We have also continued to augment our technical abilities with the addition of engineering and operating resources and we are continuing our efforts to advance certain promising technologies that justify additional development, including advanced controls and further optimization of our Modular, direct drive Power Take-Off (MPTO) technology. Many companies and funding agencies continue to recognize that the nascent wave energy segment of the renewable energy market is worthy of research, development and continued advancement while also recognizing the challenges involved. We have accumulated a significant body of knowledge through PowerBuoy deployments and recognize that deployments are critical to technology advancement in order to achieve durability and reliability at acceptable levels of commercial risk-taking and cost.”

Financial Review

OPT’s fully-funded, contract backlog as of July 31, 2014 was $4.3 million, compared with $4.9 million as of April 30, 2014 and $3.5 million as of July 31, 2013. Most of the Company’s contract backlog consists of cost-sharing contracts to support product development.

Results for the Fiscal First Quarter Ended July 31, 2014

For the three months ended July 31, 2014, OPT reported revenue of $1.5 million as compared to revenue of $0.5 million for the three months ended July 31, 2013. This increase relates primarily to the expiration of the WavePort contract with EU which resulted in recognition of the remaining estimated amount of contract revenue to be earned related to the project in Spain and increased billable work under the current phase of our project with MES. These increases were offset by decreased revenues on our development project for our modular power take-off technology.

The net loss for the three months ended July 31, 2014 was $3.3 million as compared to a net loss of $3.8 million for the three months ended July 31, 2013. The favorable decrease in the Company's net loss year-over-year reflects lower product development costs related primarily to the completion of our cost-sharing contract with the European Union for our WavePort project in Spain. This is a result of the decreased cost-sharing portion of the contract which we recorded under product development in prior periods and was recovered during the three months ended July 31, 2014. This decrease was offset by increased SG&A costs related primarily to legal fees associated with the Special Committee of the Board of Directors, third party consultant costs and increased patent costs due to shortening the estimated useful lives for recording amortization expense. These increases were offset by decreased accounting fees and decreased employee equity compensation costs.

Balance Sheet and Available Cash

As of July 31, 2014, total cash, cash equivalents, and marketable securities were $24.9 million, down from $28.4 million on April 30, 2014. At July 31, 2014, restricted cash was $7.6 million, compared with $7.3 million as of April 30, 2014. Net cash used in operating activities was $3.2 million and $3.1 million for the three months ended July 31, 2014 and 2013, respectively. Subsequent to July 31, 2014, VWP repaid ARENA $5.2 million which had been included in restricted cash at July 31, 2014.

Conclusion

Mr. Keller concluded, “On a final note, our Board and management team have been actively engaged in refining our current strategy and will conduct a search for a permanent CEO over the next few months. When combined with recent employee additions to various executive, business and engineering functions over the past several months, I am confident that we are addressing critical skills and talent that are necessary to help focus the company strategy and execution.”

About Ocean Power Technologies

Headquartered in Pennington, New Jersey, Ocean Power Technologies, Inc. (NASDAQ: OPTT) is a pioneer in wave-energy technology that harnesses ocean wave resources to generate reliable and clean and environmentally-beneficial electricity. OPT has a long track record in the advancement of wave energy with a proprietary PowerBuoy® system based on modular, ocean-going buoys that capture and convert predictable wave energy into electricity and has conducted periodic ocean testing since 1997.

Forward-Looking Statements

This release may contain "forward-looking statements" that are within the safe harbor provisions of the Private Securities Litigation Reform Act of 1995. These forward-looking statements reflect the Company's current expectations about its future plans and performance, including statements concerning the impact of strategies, plans, project implementation, fundraising, new product introductions and innovation, deliveries of product, sales, earnings and margins. These forward-looking statements rely on a number of assumptions and estimates which could be inaccurate and which are subject to risks and uncertainties. Actual results could vary materially from those anticipated or expressed in any forward-looking statement made by the Company. Please refer to the Company's most recent Forms 10-Q and 10-K and subsequent filings with the SEC for a further discussion of these risks and uncertainties. The Company disclaims any obligation or intent to update the forward-looking statements in order to reflect events or circumstances after the date of this release.

FINANCIAL TABLES FOLLOW. Additional information may be found in the Company’s Quarterly Report on Form 10-Q that has been filed with the U.S. Securities and Exchange Commission (“SEC”). The Form 10-Q may be accessed at www.sec.gov or at the Company’s website in the Investor Relations section.

Company Contact: Mark A. Featherstone, Chief Financial Officer of OPT Phone: 609.730.0400

Consolidated Balance Sheets as of

July 31, 2014 and April 30, 2014

	July 31, 2014	April 30, 2014
	(Unaudited)
ASSETS
Current assets:
Cash and cash equivalents	$7,627,650	$13,858,659
Marketable securities	17,244,357	14,493,881
Restricted cash	6,537,037	6,124,960
Accounts receivable, net	—	308,731
Unbilled receivables	491,632	37,410
Other current assets	948,630	568,377
Total current assets	32,849,306	35,392,018
Property and equipment, net	285,450	317,513
Patents, net	621,224	828,298
Restricted cash	1,089,656	1,221,696
Other noncurrent assets	373,889	325,310
Total assets	$35,219,525	$38,084,835
LIABILITIES AND STOCKHOLDERS' EQUITY
Current liabilities:
Accounts payable	$660,581	$501,397
Accrued expenses	3,739,223	2,931,239
Advance payment received from customer	5,237,037	4,709,055
Unearned revenues	—	992,447
Current portion of long-term debt	100,000	100,000
Total current liabilities	9,736,841	9,234,138
Long-term debt	125,000	150,000
Deferred credits	600,000	600,000
Total liabilities	10,461,841	9,984,138
Commitments and contingencies
Ocean Power Technologies, Inc. stockholders’ equity:
Preferred stock, $0.001 par value; authorized 5,000,000 shares, none issued or outstanding	—	—
Common stock, $0.001 par value; authorized 105,000,000 shares, issued 17,584,257 and 17,593,637 shares, respectively	17,584	17,594
Treasury stock, at cost; 38,658 and 37,852 shares, respectively	(132,016)	(130,707)
Additional paid-in capital	180,467,630	180,454,341
Accumulated deficit	(154,923,255)	(151,640,503)
Accumulated other comprehensive loss	(227,711)	(225,733)
Total Ocean Power Technologies, Inc. stockholders’ equity	25,202,232	28,474,992
Noncontrolling interest in Ocean Power Technologies (Australasia) Pty Ltd.	(444,548)	(374,295)
Total equity	24,757,684	28,100,697
Total liabilities and stockholders’ equity	$35,219,525	$38,084,835

Consolidated Statements of Operations

For the Three Months Ended July 31, 2014 and 2013

(Unaudited)

	Three Months Ended July 31,
	2014	2013
Revenues	$1,540,528	$460,927
Cost of revenues	1,967,164	460,376
Gross (loss) profit	(426,636)	551
Operating expenses:
Product development (recoveries) costs	(80,055)	1,270,945
Selling, general and administrative costs	3,122,972	2,547,759
Total operating expenses	3,042,917	3,818,704
Operating loss	(3,469,553)	(3,818,153)
Interest (expense) income, net	(58,620)	358
Other income	185,000	―
Foreign exchange (loss) gain	(5,658)	21,770
Net loss	(3,348,831)	(3,796,025)
Less: Net loss attributable to the noncontrolling interest in Ocean Power Technologies (Australasia) Pty Ltd.	66,079	46,055
Net loss attributable to Ocean Power Technologies, Inc.	$(3,282,752)	$(3,749,970)
Basic and diluted net loss per share	$(0.19)	$(0.36)
Weighted average shares used to compute basic and diluted net loss per share	17,464,683	10,321,457

Consolidated Statements of Cash Flows

For the Three Months Ended July 31, 2014 and 2013

(Unaudited)

	Three Months Ended July 31,
	2014	2013

Cash flows from operating activities:
Net loss	$(3,348,831)	$(3,796,025)
Adjustments to reconcile net loss to net cash used in operating activities:
Foreign exchange loss (gain)	5,658	(21,770)
Depreciation and amortization	243,672	107,237
Treasury note premium amortization	―	5,392
Compensation expense related to stock option grants and restricted stock	12,639	229,655
Changes in operating assets and liabilities:
Accounts receivable	308,731	472,480
Unbilled receivables	(454,222)	37,877
Other current assets	(378,606)	(224,240)
Other noncurrent assets	(46,816)	(35,344)
Accounts payable	153,812	562,092
Accrued expenses	800,888	(118,537)
Advanced payment from ARENA	527,982	―
Unearned revenues	(992,447)	(581,096)
Long-term unearned revenues	―	284,749
Net cash used in operating activities	(3,167,540)	(3,077,530)
Cash flows from investing activities:
Purchases of marketable securities	(11,747,042)	(6,998,108)
Maturities of marketable securities	8,996,566	10,993,172
Restricted cash	(255,000)	100,000
Purchases of equipment	(1,041)	(14,522)
Net cash (used in) provided by investing activities	(3,006,517)	4,080,542
Cash flows from financing activities:
Common stock issuance costs	641	―
Repayment of debt	(25,000)	(25,000)
Acquisition of treasury stock	(1,309)	(6,814)
Net cash used in financing activities	(25,668)	(31,814)
Effect of exchange rate changes on cash and cash equivalents	(31,284)	(6,335)
Net (decrease) increase in cash and cash equivalents	(6,231,009)	964,863
Cash and cash equivalents, beginning of period	13,858,659	6,372,788
Cash and cash equivalents, end of period	$7,627,650	$7,337,651